Exhibit 99.1

FOR IMMEDIATE RELEASE	NOVEMBER 22, 2004

VALSPAR REPORTS FULL YEAR RESULTS

MINNEAPOLIS, MINNESOTA – The Valspar Corporation (NYSE-VAL), a leading coatings manufacturer, today reported net income for the fourth quarter ended October 29, 2004 of $40,447,000, or $0.77 per diluted share versus net income of $24,627,000, or $0.47 per diluted share for the comparable period a year ago. Fourth quarter results for 2003 included a charge to net income of $15,200,000, or $0.29 per share. Reported sales for the fourth quarter increased 4.2% to $645,116,000 compared to $619,006,000 last year. The fourth quarter of 2003 was a 14-week period compared to a normal 13-week period this year. Adjusted for the extra week, sales for this year’s fourth quarter increased 9.7%.

Net income for the full year was $142,836,000 or $2.71 per diluted share, compared with reported income of $112,514,000, or $2.17 per diluted share for the comparable period last year, which included the fourth quarter of 2003 charge of $0.29 per share. Reported sales for the year increased 8.6% to $2,440,692,000 compared to $2,247,926,000 during fiscal year 2003. Adjusted for last year’s extra week, this year’s sales increased 10.1%.

Commenting on fourth quarter and full year results, Richard M. Rompala, Chairman and Chief Executive Officer, said “While our results for 2004 were at the low end of the earnings range we expected a year ago, we believe we performed very well given the challenging environment. We achieved year-over-year comparable sales and earnings per share growth of 10% despite unprecedented raw material cost increases and shortages. Nevertheless, raw material pressures, which were partially offset by manufacturing efficiencies, reduced our fourth quarter gross margin by about two percentage points. We have responded aggressively with expense controls, continued focus on productivity improvements, reallocation of raw materials where necessary and across-the-board pricing initiatives. While we believe first half earnings comparisons will be difficult, we expect to achieve another record year in 2005.”

For further information, contact Lori A. Walker, Vice President, Treasurer and Controller of Valspar at 612-375-7350.

Note: Valspar will host a conference call on Monday, November 22nd at 10:00 AM CST. The call can be heard live over the Internet at Valspar’s website at http://www.valspar.com under Investor Relations. Those unable to participate during the live broadcast can access an archive of the call on the Valspar website. A taped replay of the call can also be accessed by dialing 1-800-475-6701 in the U.S. or 320-365-3844 outside the U.S. beginning at 1:30 PM, using access code 754621.

This press release contains certain “forward-looking” statements. These forward-looking statements are based on management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These uncertainties and other factors include dependence of internal earnings growth on economic conditions and growth in the domestic and international coatings industry; risks related to any future significant acquisitions, including risks of adverse changes in the results of acquired businesses, risks of disruptions in business resulting from the integration process and higher interest costs resulting from further borrowing for any such acquisitions; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; changes in the Company’s relationships with customers and suppliers; unusual weather conditions that might adversely affect sales; changes in raw materials pricing and availability; changes in governmental regulation, including more stringent environmental, health and safety regulations; the nature, cost and outcome of pending and future litigation and other legal proceedings; the outbreak of war and other significant national and international events; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

THE VALSPAR CORPORATION

COMPARATIVE CONSOLIDATED EARNINGS

For the Quarters Ended October 29, 2004 and October 31, 2003

	Fourth Quarter		Year-To-Date
(Dollars in thousands, except per share amounts)	(Unaudited)	(Unaudited)

	2004	2003	2004	2003

Net Sales	$645,116	$619,006	$2,440,692	$2,247,926
Cost of Sales	449,125	429,060	1,673,709	1,542,144
Operating Expenses	122,442	140,256	494,623	478,279

Income From Operations	73,549	49,690	272,360	227,503
Interest Expense	10,155	11,440	41,399	45,843
Other Expense, Net	0	(1,469)	2,424	186

Income Before Income Taxes	63,394	39,719	228,537	181,474
Income Taxes	22,947	15,092	85,701	68,960

Net Income	$40,447	$24,627	$142,836	$112,514

Net Income Per Common Share-basic	$0.79	$0.49	$2.79	$2.23
Net Income Per Common Share-diluted	$0.77	$0.47	$2.71	$2.17

Average Number of Shares O/S-basic	51,371,603	50,635,991	51,202,179	50,435,929
Average Number of Shares O/S-diluted	52,687,514	52,282,806	52,709,114	51,924,280

THE VALSPAR CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	October 29, 2004	October 31, 2003

Assets
Current Assets:
Cash and Cash Equivalents	$54,143	$41,589
Accounts Receivable, Net	411,635	385,178
Inventories	210,554	192,251
Other	125,983	119,813

Total Current Assets	802,315	738,831
Goodwill, Net	996,562	961,915
Other Assets, Net	406,950	381,559
Property, Plant & Equipment, Net	428,431	414,219

Total Assets	$2,634,258	$2,496,524

Liabilities and Stockholders' Equity
Current Liabilities:
Notes Payable to Banks	$168,208	$26,727
Trade Accounts Payable	234,446	202,713
Income Taxes	45,254	48,458
Accrued Liabilities	251,774	253,165

Total Current Liabilities	699,682	531,063
Long Term Debt	549,073	749,199
Deferred Liabilities	385,140	346,945
Stockholders' Equity	1,000,363	869,317

Total Liabilities and Stockholders'
Equity	$2,634,258	$2,496,524